Exhibit 15.01
August 1, 2012
The Hartford Financial Services Group, Inc.
One Hartford Plaza
Hartford, Connecticut 06155

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Hartford Financial Services Group, Inc. and subsidiaries (the “Company”) for the periods ended June 30, 2012 and 2011, as indicated in our report dated August 1, 2012; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, is incorporated by reference in the following registration statements:

Form S-3 Registration No.	Form S-8 Registration Nos.

333-168532	333-12563
333-49170
333-34092
033-80665
333-105706
333-105707 333-125489 333-157372 333-160173 333-168537
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Hartford, Connecticut
August 1, 2012